EXHIBIT 23.2


            Consent of Independent Registered Public Accounting Firm


The Board of Directors of Clarus Corporation:

We consent to the incorporation by reference in the registration statement (No.333-42602) on Form S-8 of Clarus Corporation of our report dated March 07, 2006, relating to the statements of financial condition of the Global Employee Stock Purchase Plan of Clarus Corporation as of December 31, 2005 and 2004, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005, annual report on Form 11-K of Clarus Corporation.




/s/ KPMG LLP
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Stamford, Connecticut
March 7, 2006